Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Board of Directors and Stockholders
Newtek Business Services Corp. and Subsidiaries

Our audits of Newtek Business Services Corp. and Subsidiaries’ (the Company) consolidated financial statements referred to in our report dated March 29, 2021 (appearing herein), and our audits of the consolidated financial statements referred to in our reports dated March 16, 2020, March 18, 2019, March 16, 2018, March 13, 2017, March 15, 2016 and March 31, 2015 (not appearing herein), expressed unqualified opinions.

The senior securities table as of December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, and 2013 included in Part II, Item 5 of the December 31, 2020 Annual Report on Form 10-K of the Company, under the caption “Senior Securities” (Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company's financial statements. The Senior Securities Table is the responsibility of the Company's management. Our audit procedures included determining whether the Senior Securities Table reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2.

In our opinion, the Senior Securities Table for the years ended December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014 and 2013, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ RSM US LLP

New York, New York
March 29, 2021